UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PENNANTPARK INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	20-8250744
(State of incorporation or organization)	(I.R.S. Employer or Identification No.)

590 Madison Avenue, 15th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.50% Notes due 2024	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-230014

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are 5.50% Notes due October 15, 2024 (the “Notes”) of PennantPark Investment Corporation, a Maryland corporation (the “Company”). The Notes are expected to be listed on the Nasdaq Global Select Market and to trade thereon within 30 days of the original issue date under the trading symbol “PNNTG”. As of September 27, 2019, the Company has issued and sold $75,000,000 in aggregate principal amount of the Notes and granted an option to the underwriters to purchase up to an additional $11,250,000 in aggregate principal amount of the Notes.

For a description of the Notes, reference is made to (i) the information under the heading “Description of Our Debt Securities” in the Company’s prospectus dated April 29, 2019 (the “Prospectus”) included in the Registration Statement on Form N-2 (File No. 333-230014) (as amended from time to time, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the information under the heading “Specific Terms of the Notes and the Offering” in the Company’s prospectus supplement dated September 24, 2019 (the “Prospectus Supplement”), as filed with the Commission on September 25, 2019 pursuant to Rule 497 under the Securities Act. The Prospectus and the Prospectus Supplement are incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.

4.1	Articles of Amendment and Restatement of the Company (Incorporated by reference to Exhibit 99(a) to the Company’s Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2/A (File No. 333-140092), filed on April 5, 2007).

4.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 814-00736), filed on December 2, 2015).

4.3	Base Indenture, dated as of January 22, 2013, between the Company and American Stock Transfer & Trust Company, LLC, as trustee (Incorporated by reference to Exhibit (d)(8) to the Company’s Post-Effective Amendment No. 4 to the Registration Statement on Form N-2/A (File No. 333-172524), filed on January 22, 2013).

4.4	Third Supplemental Indenture, dated as of September 27, 2019, between the Company and American Stock Transfer & Trust Company, LLC, as trustee (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 814-00736), filed on September 27, 2019).

4.5	Form of 5.50% Note due 2024 (included as part of Exhibit 4.4).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PENNANTPARK INVESTMENT CORPORATION (Registrant)

Dated: September 27, 2019	By:	/s/ Aviv Efrat
	Name:	Aviv Efrat
	Title:	Chief Financial Officer & Treasurer